Exhibit 99.1

June 8, 2018

CORRECTION-Western Uranium Announces Agreement to Joint Venture Vanadium Development at Sage Mine

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce that it has signed a Letter Agreement (“Agreement”) with Battery Mineral Resource Nevada Inc., a wholly-owned subsidiary of Battery Mineral Resources Limited (“BMR”) to form a joint venture for vanadium development at the Sage Mine Project. Vanadium grades in excess of 1.50% at the Sage Mine represent some of the highest in the world.

The Sage Mine Project is located within the Uravan Mineral Belt and comprised of 94 unpatented mining claims in Utah and Colorado, USA. Sage Mine’s last production was in 1990. A technical report on the Sage Mine Project entitled "Technical Report on Sage Plain Project" (the "Report") was prepared for Colorado Plateau Partners LLC. The Report, which is dated December 16, 2011, was prepared in accordance with the National Instrument 43-101, Standards of Disclosure for Mineral projects ("NI 43-101"). The Report was prepared by Douglas C. Peters (Peters Geosciences) as a "qualified person" as such term is defined under NI 43-101.

The Report provided historic resource estimates of about 4.8 million pounds of vanadium at an average grade of 1.72% and about 580,000 pounds of uranium at an average grade of 0.21%; an approximately 8:1 ratio of vanadium to uranium. Moreover, the Report disclosed ultra-high vanadium grades in the Sage Mine deposit at 1.67%, 2.54%, and 1.80%, respectively for the formerly classified measured, indicated, and inferred resources.

Western notes that a “qualified person” (as defined in NI 43-101) has not done sufficient work on the Sage Mine Project to classify historical estimates as current “mineral resources” or “mineral reserves” (as defined under NI 43-101) and Western is not treating these historical estimates as current “mineral resources” or “mineral reserves”. More work, including the filing of a NI 43-101 technical report on www.sedar.com will be required in order to disclose the historic estimates outlined above as current NI 43-101 mineral resource estimates. In the Report, the vanadium grades are based on assays where known, and otherwise were estimated at the average vanadium to uranium ratios for the property used by previous operators based on past production. Western believes that the historical estimates are relevant to support continued exploration and development of the Sage Mine Project.

Under the Agreement, BMR will underwrite the cost of scoping, engineering and technical studies during the due diligence period to prepare for commencing pre-production work for resumption of production. Subsequent to the due diligence work program, BMR has the option to enter into a definitive Joint Venture Agreement which will trigger an additional buy-in payment to Western. Thereafter BMR and Western will divide joint venture expenditures 50/50 and divide vanadium offtake 65/35 and uranium offtake 10/90. The higher percentage of vanadium offtake for BMR aligns with its rechargeable battery and energy storage mandate.  The agreed deal structure compensates Western for the differential in the offtake percentage. The Agreement provides BMR an additional period to exercise a short-term option to purchase the entire Sage Mine Project. BMR also retains the right to not proceed beyond due diligence. Under the joint venture or purchase option, the transaction is anticipated to close on or before August 10, 2018.

Western has increasingly focused on monetizing its vanadium rich resources as vanadium prices have rallied from the $5 per pound price level to over $14 per pound over the past year. Notably, the Sage Mine Project represents one (1) of seven (7) permitted and previously producing property/mines in the Western resource portfolio. Going forward, Western will continue exploring additional transactions which provide an economic basis to baseload additional mines into production with other resource companies or end users.

This Agreement exemplifies the increased importance of vanadium to Western and is supportive of the Company’s proposed name change to Western Uranium & Vanadium Corp. A name change proposal has been placed on the Proxy for shareholder consideration at the Annual General and Special Meeting of Shareholders to be held on June 29, 2018. The global vanadium pentoxide market is facing a supply deficit, while the Company holds large vanadium resources that make Western one of the more significant U.S. holders of vanadium resources.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com